Exhibit 2.2

Description of Rights of Securities Registered under Section 12 of the Exchange Act

As of December 31, 2019, KBS Fashion Group Limited had one class of securities registered under Section 12 of the Exchange Act—its Common Stock, par value $0.0001 per share. References herein to “we,” “us,” “our” and “Company” refer to KBS Fashion Group Limited.

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws. We encourage you to read our amended and restated articles of incorporation and bylaws, each listed as an exhibit to this report, as well as the applicable provisions of Marshall Islands law for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Amended and Restated Articles of Incorporation authorize the Company to issue up to 155,000,000 shares with a par value of $0.0001, consisting of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2019, there were 2,591,299 shares of common stock issued and outstanding. We have never issued any preferred stock. Our common stock is listed on the Nasdaq Capital Market under the trading symbol “KBSF.” Our common stock may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Common Stock (Item 10.B.3 of Form 20-F)

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Upon our dissolution, liquidation or winding up of the affairs of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities.

Shareholder Meetings

Annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands.

Under our amended and restated articles of incorporation, special meetings may be called by the board of directors, or by the secretary of the Company requested by stockholders representing certain amount of voting power. Our board of directors shall give not less than 15 days and not more than 60 days prior written notice of a shareholders’ meeting to each shareholder of record entitled to vote thereat and to each shareholder of record who, by reason of any action proposed at such meeting would be entitled to have his/her shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect.

Our bylaws provide that a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are shareholders present in person or by proxy representing not less than a majority of the votes of the shares issued and outstanding and entitled to vote on resolutions of shareholders to be considered at the meeting.

If a quorum is present, the affirmative vote of a majority of the shares of stock represented at the meeting will be the act of the shareholders. At any meeting of shareholders, each shareholder entitled to vote any shares on any manner to be voted upon at such meeting shall be entitled to one vote on such matter for each such share. Any action required or permitted to be taken at a meeting, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Business Corporations Act (“BCA”), our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders' Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Requirements to Change the Rights of Holders of Common Stock (Item 10.B.4 of Form 20-F)

The affirmative vote of the holders of a majority of the total voting power of our common stock shall be required to amend or repeal any provisions of our amended and restated articles of incorporation, except for certain acquisition transactions. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares.

Limitations on the Rights to Own Class A Common Shares (Item 10.B.6 of Form 20-F)

Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

We were incorporated under, and are governed by, the laws of Marshall Islands. Set forth below is a summary of some of the differences between provisions of the Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Shareholder Meetings

Under the Marshall Islands law, shareholder meetings may be held at a time and place as designated in the bylaws and may be held within or outside the Marshall Islands. Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting. A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.

Under Delaware corporate law, shareholder meetings may be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors, and may be held within or outside Delaware. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any. Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Under the Marshall Islands law, any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote. Any person authorized to vote may authorize another person to act for him by proxy. Unless otherwise provided in the articles of incorporation either in person or by proxy, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting. The articles of incorporation may provide for cumulative voting.

Under Delaware corporate law, Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting. Any person authorized to vote may authorize another person or persons to act for him by proxy. For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum. The certificate of incorporation may provide for cumulative voting.

Directors

Under the Marshall Islands law, the board must consist of at least one member. Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board. If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board). Any or all of the directors may be removed for cause by vote of the shareholders. If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Under the Delaware corporate law, the board must consist of at least one member. Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Dissenters’ Rights of Appraisal

Under the Marshall Islands law, shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share. A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment: alters or abolishes any preferential right of any outstanding shares having preference; or creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; alters or abolishes any preemptive right of such holder to acquire shares or other securities; or excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Under Delaware corporate law, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions. The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Shareholders’ Derivative Actions

Under the Marshall Islands law, an action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law. Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands. Attorney’s fees may be awarded if the action is successful. Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

Under Delaware corporate law, in any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

Changes in Capital (Item 10.B.10 of Form 20-F)

The Company has the power to redeem or purchase any of its shares and to increase or reduce its capital subject to the provisions of its articles of incorporation and bylaws and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

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